EX-99.1 Press Release
The Pennant Group Appoints Barry Smith as Chairman and Brent Guerisoli as Director

EAGLE, Idaho, February 28, 2023 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced the appointment of Barry Smith as Chairman of its board of directors and Brent Guerisoli as a member of its board of directors.

Mr. Smith has served on Pennant’s board since 2021. He previously served as Chairman and CEO of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading provider of pharmacy benefit management services, from 2013 to 2019, and as Chairman, President and CEO of VistaCare, a national hospice provider, from 1996 to 2002. “Barry is a talented leader with deep knowledge of Pennant’s culture, its industry, and its people,” said Daniel Walker, Pennant’s current Chairman of the Board. “Barry’s judgment, experience and relationship-building skills are exceptional. Pennant will benefit from his Chairmanship and leadership on the Board.”

Mr. Smith succeeds Mr. Walker, who has served as Pennant’s Chairman since its inception as an independent public company in 2019. In 2022, Mr. Walker stepped down from his role as CEO of the Company in consideration of his family circumstances, to pursue charitable causes, and to create space for the next generation of Pennant leaders. In furtherance of those same goals, Mr. Walker has now chosen to formally step away from Pennant’s board. “The organization and the team are in the ideal place to move forward without my continued involvement. I look forward to focusing on family and charitable endeavors, which I expect to require my full time attention,” said Mr. Walker.

Pennant’s board also announced the appointment of Brent Guerisoli, Pennant’s CEO, to its board. “In more than a decade with Pennant, I have had the opportunity to lead an individual operation, cluster, market and company while also supporting the service center,” Mr. Guerisoli stated. “In every part of my Pennant journey, I have seen the incredible impact of individual leaders united by our mission, culture and operating principles. I look forward to joining Barry on the board and working closely with these distinguished leaders to drive the organization forward.”

Mr. Smith’s and Mr. Guerisoli’s appointments are effective today, February 28, 2023. Mr. Guerisoli will serve as a Class I director eligible for reelection in 2023. He will serve on the Board’s Quality and Compliance Committee. The number of directors on Pennant’s board will remain unchanged at eight.

About Pennant

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 95 home health and hospice agencies and 49 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.